Exhibit 10.18

AGREEMENT

This AGREEMENT (“Agreement”) is made and entered into as of December 21, 2015, by and between BLUE CHIP CASINO, LLC, an Indiana limited liability company, dba Blue Chip Casino Hotel Spa (“Blue Chip”) and Hoosier Fight Club Promotions, LLC, an Indiana limited liability company (“HFC”) as the promoter for the purpose of presenting Pro Mixed Martial Arts bouts at Blue Chip Hotel Casino & Spa (the “Promoter”).

WITNESSETH

Whereas, Blue Chip is a limited liability company duly organized and existing under the laws of the State of Indiana and maintains its principal office 777 Blue Chip Drive, Michigan City, Indiana 46360.

Whereas, Blue Chip is engaged in the business of owning and operating a hotel/casino in Michigan City, Indiana;

Whereas, Promoter is a professional and licensed (pursuant to the rules and regulations of the Indiana Athletic Commission) mixed martial arts (“MMA”) fighting promoter and Promoter has the power and authority to provide top MMA fighters at events to be scheduled to occur at Blue Chip;

Whereas, in the course of operating such hotel/casino. Blue Chip is desirous of obtaining and holding first-class professional sporting events for the entertainment of its patrons;

Whereas, Promoter is licensed as a Promoter by the Indiana Athletic Control Board and maintain their principal office at: 2600 Beech St., Valparaiso, Indiana 46383;

Whereas, Promoter has represented and warranted to Blue Chip that it is capable and willing to provide the first-class professional MMA sporting events described in and in accordance with the terms and conditions of this Agreement; and

Now, Therefore, for an in consideration of the mutual promises, covenants, agreements and representations set forth herein, the parties intending to be legally bound, promise and agree as follows:

1.	The Event. Subject to the terms and conditions of this Agreement, Promoter shall hold one (1) event at Blue Chip on February 6, 2016, starting at 7:00 PM, and such event shall be open solely to patrons that are 21 years of age and older. The event will feature an array of fighters with local, regional and national appeal provided that collectively the bouts would be considered of a first class caliber MMA event (“the Event”). (All fighters’ participating in the Event shall collectively be referred to hereafter as “the Fighters”.) The Event will include at least eight (8) fights but no more than twelve (12) fights.

2.	Promoter’s Responsibilities. Except as specifically provided for in Paragraph 3, Promoter shall have full and complete responsibility for producing and presenting the Event at Blue Chip. Promoter shall be in full compliance with applicable federal and state statutes and regulations and local ordinances, and shall be solely responsible, at its sole cost and expense, to provide the following:

a)	To coordinate with Blue Chip box office/Ticketmaster for all ticket sales and to sell tickets on a consignment basis pursuant to the separate consignment sales agreement to be signed by the parties;

b)	All necessary logistics and set up for State Inspectors and Officials;

c)	Pay for two Michigan City Police Officers at a rate of $35 per hour, beginning at least an hour before the Event and until all patrons and participants have exited the event space;

d)	A director of operations employed by Promoter, who will work directly with designated Blue Chip staff to produce a seamless Event;

e)	The Fighters, all of whom must fulfill all obligations required by the Indiana Gaming Commission and Indiana Athletic Commission, and who must have a valid national ID card through the association of boxing commissions;

f)	All safety equipment, including but not limited to gloves and mouthpieces;

g)	Fighter fees; all licenses and permits as may be required by federal, state or municipal law, including specifically a registration to do business in the State of Indiana and complete a vendor profile through Blue Chip’s system;

h)	Referees, announcer, judges, timekeeper, officials, emcee, and all other personnel required for the Events;

i)	Standing ambulance, doctor and emergency medical technicians for the Events and all other Indiana State Athletic Commission required fighting participant medical care necessary as the results of each Fighter’s participation in the Event;

j)	Insurance covering the Fighters and other ring personnel in amounts no less than the requirements of the Indiana State Athletic Commission, all of which shall name BLUE CHIP CASINO, LLC, an Indiana limited liability company, dba Blue Chip Casino Hotel Spa, its parent company, subsidiaries and affiliates as additional insureds;

k)	General liability and personal injury insurance coverage and worker’s compensation and employer liability insurance coverage;

l)	Require that all Fighters execute Blue Chip’s Release and Assumption of Risk Waiver form as a condition to their participation in the Event;

m)	All Fighter purses;

n)	All wages, salaries, commissions, and/or other compensation on all premiums, insurance, taxes and other payments to the individuals performing services on behalf of Promoter;

o)	Regulation Cage plus all applicable mats and corner pads and install same;

p)	Written evidence of each Fighter’s intellectual property rights necessary for Blue Chip to utilize such rights as provided for in this Agreement solely in connection with the Event and for historical purposes;

q)	Biographies, “tales of the tape,” fight-by-fight records, general press releases and other requested information pertaining to each Event;

r)	Written evidence that Promoter has obtained, maintained and paid for all required MMA organization sanctions and approvals, which must be provided ten (10) business days prior to the Event;

s)	Written evidence that Promoter has fulfilled all of the requirements of the Indiana State Athletic Commission (except to the extent, if at all, that this Agreement or state or federal law or regulation expressly requires Blue Chip to fulfill any such requirements), which must be provided ten (10) business days prior to the Event;

t)	Any necessary and/or required bonds required by any applicable athletic commission overseeing the Event;

u)	Provide Blue Chip with 40 complimentary tickets to the Event (20 GA and 20 VIP) to be distributed and utilized in Blue Chip’s sole discretion;

v)	Access badges and wristbands for the Fighters and their crew associated with the Event, with such badges and wristbands to be approved by Blue Chip in advance; and

w)	All necessary efforts to coordinate, secure and pay for all trainers, managers, judges, and sanctioning organizations and for all Promoter personnel attending the Events.

3.	Duties of Blue Chip. Blue Chip shall provide, at its cost and expense, the following in conjunction with the Event:

a)	The Stardust Event Center in which to hold the Event, will be made available to Promoter in its presently existing condition, “WHERE IS/ AS IS”;

b)	Light and Sound systems, with operators;

c)	One Billboard (digital), the location of the billboard and duration of the advertisement in Blue Chip’s sole discretion, Promoter shall provide their logo and Blue Chip shall create the artwork utilizing the logo and Event or Fighter information;

d)	Advertising in our Direct Mail, in Blue Chip’s sole discretion;

e)	In-house signage print and digital, in Blue Chip’s sole discretion;

f)	Fifteen (15) complimentary standard double bed hotel rooms at Blue Chip on Friday, February 5, 2016. Blue Chip shall also provide HFC with a $200 per night room rate for up to fifteen (15) rooms on Saturday, February 6, 2016. The room accommodations shall not include any incidental charges or any food allowance. Promoter agrees and acknowledges that the party registered to the room shall be responsible for any such charges and shall provide a valid credit card at the time of check-in to which all additional costs shall be charged;

g)	All ticketing through Ticketmaster;

h)	Blue Chip will receive all beverage revenue from the Event;

i)	Blue Chip will provide cocktail servers for the VIP area;

j)	Venue for weigh-in and media event;

k)	Blue Chip Security Officers for event; and

(1)	Permit Promoter to obtain sponsors for the Event, which sponsors shall be subject to Blue Chip’s prior written approval, in Blue Chip’s sole and absolute discretion. Any sponsorship money that Blue Chip brings to/for the Event will be split 50/50, less any costs and/or expenses (i.e. costs for logos for the mat and pads).

4.	Ticket Sales. Blue Chip will sell tickets through its Box Office system and Ticketmaster for Promoter. Blue Chip will pay promoter the net revenue from the sale of these tickets, if any. Accordingly, Blue Chip shall retain any ticket fees charged to each ticket and the Promoter will be entitled to the balance of the ticket revenue. Promoter will set all ticket prices to the general public for each event. Ticket revenue shall be paid no later than ten days after the Event, based on the final ticket reconciliation report. Promoter shall be responsible for and pay and file all applicable federal and state taxes, and related tax returns, including specifically the tax required by the State of Indiana for all tickets sold by Promoter.

5.	Broadcast. The Event will not be televised. However, in the event that the parties enter into an agreement for any future events, the parties will discuss an appropriate arrangement related to sponsorships, exposure and the revenue generated from such televised broadcast.

6.	Advertising and Promotional Efforts. Blue Chip shall have the right to advertise and promote the Event or to elect not to do so, in its sole and absolute discretion. Promoter shall the right to advertise and promote the Event in all media with the prior approval from Blue Chip, which may be granted or withheld in Blue Chip’s sole and absolute discretion. In accordance with the above provision, Blue Chip shall be provided the opportunity to proof and approve all media advertising using Blue Chip’s brand name and/or logo.

7.	Labor Agreements. Promoter covenants and agrees that it will comply with any and all provisions of the labor agreements currently in force with any unions having jurisdiction over the production of the Events.

8.	Merchandise Sales. Promoter shall not be permitted to conduct any merchandise sales unless it receives prior written consent from Blue Chip, which consent will be conditioned upon receipt of appropriate business licenses, and which consent may be withheld in Blue Chip’s sole and absolute discretion.

9.	Intellectual Property Claims. HFC will indemnify Blue Chip for its reasonably incurred legal expenses and will defend or settle, at HFC’s option and expense, any legal proceeding brought against Blue Chip, to the extent that it is based on a claim that HFC, or any item related to the Event infringes a trade secret, trademark, mask work, copyright or patent. HFC will pay all such expenses, together with damages and costs awarded by the court which finally determines the case, or are incurred in the settlement thereof, if Blue Chip: (i) gives written notice of the claim promptly to HFC; (ii) gives HFC sole control of the defense and settlement of the claim; (iii) provides to HFC, at HFC’s expense, all available information and assistance; and (iv) has not compromised or settled such claim. The indemnification contained in this section shall survive the expiration or sooner termination of this Agreement.

10.	Representations and Warranties. Promoter represents and warrants to Blue Chip as follows:

a)	Promoter has the right, power and authority to enter into this Agreement;

b)	Promoter has or will procure all licenses, permits, visas, registrations and work permits as may be required by any federal, state or local authority or otherwise including specifically a Registration to do business in the State of Indiana and any Vendor Registration or License required by the Indiana State Gaming reguators, including the Indiana Gaming;

c)	Promoter has not paid, agreed to pay, and will not pay any sum or other considerations to Blue Chip, its officers, directors, agents, workmen, representatives or employees, in connection whatsoever with this Agreement and hereby represents that no such payment has been requested or solicited by Blue Chip or its employees and/or representatives; and

d)	Events shall be produced in a first-quality and professional manner.

11.	PROMOTER’S INSURANCE: In addition to any insurance obligations contained in Section 2 above. Promoter shall, at its sole cost and expense and at all times while the Agreement is in force and Promoter or any Fighter or subcontractor is on the Blue Chip’s premises, carry and maintain insurance policies of the following types and of not less than the following amounts reasonably satisfactory to Blue Chip in a company or companies with a current A.M. Best Company rating of at least “A”;VII (i) Employer’s Liability Insurance: Statutory Workers’ Compensation Insurance, including Employers’ Liability Insurance, with limits of One Million Dollars ($1,000,000.00) each accident, covering all personnel of Promoter, the Fighters and its subcontractors performing such work at Blue Chip’s premises OR, in the alternative. Promoter may have each individual associated with the Event sign a Release and Assumption of Risk Waiver; (ii) Commercial General Liability Insurance covering all operations (including the MMA matches) with combined single limits of at least (A) Two Million Dollars ($2,000,000.00) for property damage (including that of Blue Chip), plus (B) One Million Dollars ($1,000,000.00) for bodily injury (including that of the Fighters), including death; and (iii) Automobile Liability Insurance covering all vehicles (whether owned or not) with combined single limits of at least One Million Dollars ($1,000,000.00). Each policy of insurance required of Promoter under this Agreement shall not carry an “Athletic Participants Exclusion”. The Commercial General Liability Policy shall name Blue Chip and Boyd Gaming Corporation, its subsidiaries, affiliated, allied and/or proprietary companies, corporations, trusts, joint ventures and/or partnerships as are now or may hereafter be constituted or acquired as additional insureds, include contractual liability coverage for the indemnity provisions contained in the Agreement and contain a broad from property damage endorsement. All policies of insurance required to be maintained by Promoter shall be written as primary and non-contributory. Prior to the commencement of any work at the Event Room or otherwise in furtherance of the Event, Promoter and each approved subcontractor shall furnish Blue Chip with Certificates of Insurance evidencing the above coverages and endorsements containing the following statement: “A Thirty (30) days notice shall be given to the additional insured before material change in, or cancellation of, this policy shall be effective.” Such certificates shall be delivered to Boyd Gaming Corporation, Vice President of Insurance, 6465 South Rainbow Boulevard, Las Vegas, Nevada, 89118. The consent of Blue Chip to the insurance and limits set forth above, as they may be changed by Blue Chip as provided below, shall not be considered as a limitation of Promoter’s or any subcontractor’s liability nor an agreement by Blue Chip to assume liability in excess of said amounts or for risks not insured against. The compliance or failure to comply, in whole or in part, with the insurance provisions contained in the Agreement shall in no way relieve Promoter from its indemnity obligations hereunder or under the Agreement. Notwithstanding any other remedy available to Blue Chip at law or in equity. Blue Chip shall be entitled to terminate the Agreement immediately in the event Promoter fails to obtain or maintain the insurance required herein or fails at any time to provide a valid Certificate of Insurance at the inception of the Agreement and prior to the expiration of any previously provided certificate of insurance.

12.	Termination.

a)	Blue Chip has the right to terminate this Agreement, without further obligation, after the first Event, at its sole and absolute discretion, by providing written notice to Promoter within thirty (30) days after the completion of the first Event.

b)	If any governmental or quasi-governmental body, agency or entity adopts, enacts or issues (or is mandated by public vote or referendum to adopt, enact or issue) any law, rule, regulation, order or resolution that prevents, prohibits, or makes unlawful gaming or any form of gaming, then Blue Chip may, at its sole election, immediately terminate the Agreement without cost or liability upon notice to the Promoter. The Agreement shall cease to be of any further force or effect immediately upon delivery of such a notice from the Blue Chip to Promoter, or at such later date as specified in such notice.

c)	If either party is in breach of this Agreement, the non-defaulting party may notify the defaulting party in writing specifying the nature of the breach. Upon receipt of such notice, if the breach is curable, the defaulting party shall have a reasonable period of time no greater than five (5) days to cure such breach. If the breach is not cured within that time period, the non-defaulting party may terminate this Agreement by providing the defaulting party with written notice of termination. Any termination under this section is without prejudice to any other remedies which either party may have against the other arising out of such breach or default and will not affect any rights or obligations of either party arising under this Agreement prior to such termination.

13.	Representations and Warranties

a)	Promoter’s Representations and Warranties: Promoter hereby represents, covenants and warrants to Blue Chip as a material part of the consideration for Blue Chip entering into the Agreement, as follows: (i) Promoter is a corporation duly organized and validly existing under the laws of the State of Indiana; (ii) the execution of the Agreement has been duly authorized by all necessary corporate action on behalf of Promoter; (iii) Promoter has obtained and currently holds all licenses, permits and approvals of all governmental authorities necessary or appropriate to perform Promoter’s obligations under the Agreement; (iv) the Event delivered in connection with the Agreement shall be a first class presentation as determined by the Blue Chip in its sole and absolute discretion; and (v) neither Promoter (including without limitation (A) Promoter, (B) its officers and directors and (C) any employees, representatives, sub-contractors, sub-Promoters and agents of Promoter involved with the Event or the performance by Promoter under the Agreement) nor the persons and/or entities comprising and/or owning Promoter, through and including the beneficial ownership of Promoter (1) has ever been convicted of, been placed under indictment for, or charged with, any felony or any other crime involving moral turpitude (a “Crime”), or (2) is currently charged with, or under investigation for, any Crime.

b)	Blue Chip’s Representations and Warranties: The Blue Chip hereby represents and warrants to Promoter as follows: (i) Blue Chip is a limited liability company duly organized and validly existing under the laws of the State of Indiana; and (ii) the execution of the Agreement has been duly authorized by all necessary corporate action on behalf of Blue Chip.

c)	Continuing Nature of Representations and Warranties: The representations and warranties contained in Section 13 are continuing in nature and shall remain true, complete and accurate during the entire term of the Agreement. In the event that one or more of either parties’ representations or warranties ceases to be true, complete and accurate at any time during the term of the Agreement, that party shall promptly notify the other party in writing of the failure of such representation or warranty and shall promptly take such action as is necessary to cure such failure. In the event that the representation in Section 13.1 shall cease to be true, complete and accurate. Blue Chip shall be entitled, in the exercise of its sole and absolute discretion, to immediately terminate the Agreement. Notwithstanding any other provisions of the Agreement to the contrary, the representations, warranties and covenants set forth in Section 13 shall survive the termination or expiration of the Agreement.

14.	Miscellaneous

a)	Any amount hereunder which is not paid when due shall bear interest at the rate of one percent (1%) per month from the date due until paid in full.

b)	No party may assign this Agreement, or any portion thereof, without the prior written consent of the other parties.

c)	Waiver or failure of any party to insist upon strict and prompt performance of the covenants and agreements contained herein, and the acceptance of such performance thereafter, shall not constitute or be construed as a waiver or relinquishment of its rights thereafter to strictly enforce the same according to the tenor thereof in the event of a continuous or subsequent default by the other party.

d)	This Agreement and all of the rights and obligations of the parties hereto and all of the terms and conditions hereof shall be construed in accordance with and governed by and enforced under the laws of the State of Indiana (without giving effect to its conflict of laws principles).

e)	Any action to declare or enforce any rights or obligations under this Agreement shall be brought only before a court of competent jurisdiction in Michigan City, Indiana. Promoter hereby consents and submits to the jurisdiction of such courts for such purposes and agrees that any notice, complaint or other legal process delivered to Promoter shall constitute adequate notice and service of process for all purposes and shall subject Promoter to the jurisdiction of such courts for the purpose of adjudicating any matter relating to this Agreement. In the event that any action is commenced in connection with this Agreement, the prevailing party in such action shall be entitled to recover its costs and expenses (including reasonable outside attorneys’ fees) of such action.

f)	Waiver of Jury Trial. BOTH PARTIES ACKNOWLEDGE AND AGREE THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

g)	This Agreement constitutes the entire understanding and agreement between the parties in connection with the Event and supersedes any and all prior agreements or communications between the parties, whether oral or written, in connection with the Event. Any changes or modifications to this Agreement shall be deemed invalid unless in writing and approved in writing by the parties. No officer, director, employee or representative of either party has any authority to make any representations or promises not contained in this Agreement, and the parties expressly agree that they have not executed this Agreement in reliance on any such representation or promise.

h)	If any term, provision, covenant or condition of this Agreement, or any application thereof, should be held by a court of competent jurisdiction to be invalid, void or unenforceable, all provisions, covenants and conditions of this Agreement, and all applications thereof, not held invalid, void or unenforceable, shall continue in full force and effect and shall in no way be affected, impaired or invalidated thereby.

i)	The captions appearing at the commencement of the sections hereof are descriptive only and for convenience in reference to this Agreement and in no way whatsoever define, limit or describe the scope or intent of this Agreement, nor in any way affect this Agreement.

j)	This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and permitted assigns. Except as specifically provided in this Agreement, this Agreement is not intended to, and shall not, create any rights in any person or entity whatsoever, except the parties hereto.

k)	Each party hereto hereby represents and warrants to the other parties that neither it nor any of its respective officers, directors, employees or agents have given or agreed to give any sums, gifts, gratuities or thing of value to any officer, director, employee or agent of any other party hereto secure or maintain the business relationship contemplated by this Agreement.

l)	This Agreement is intended only for the benefit of Blue Chip and Promoter. No other person or entity is intended to be benefited in any way by this Agreement, nor shall this Agreement be enforceable by any other person or entity. There are no third party beneficiaries to this Agreement.

m)	This Agreement may be executed in any number of counterparts, each of which when executed and delivered (whether by original or through telecopy signatures) shall be an original, but all such counterparts shall constitute one and the same agreement. Any signature page of this Agreement may be detached from any counterpart without impairing the legal effect of any signatures thereon and may be attached to another counterpart, identical in form thereto, but having attached to it one or more additional signature pages.

n)	Confidentiality. All information disclosed by one party to the other in connection with this Agreement shall be treated as confidential information unless it is or becomes publicly available through no fault of the other party, or is later rightfully obtained by the other party from independent sources. Each party’s confidential information shall be held in strict confidence by the other party, using the same standard of care as it uses to protect its own confidential information, and shall not be used or disclosed by the other party for any purpose except as necessary to implement or perform this Agreement.

o)	Indemnification. Promoter shall indemnify, defend and hold Blue Chip (including without limitation Blue Chip’s officers, directors, affiliates, employees, representatives, independent contractors and agents) harmless for, from and against any and all losses, expenses, costs, liabilities, damages, claims, suits and demands (including without limitation attorney’s fees and costs) arising from or attributable to the acts or omissions of Promoter (including but not limited to Promoter’s officers, directors, employees, representatives, sub-contractors, Fighters and agents). The Blue Chip shall not be entitied to recover damages in the nature of lost profits, except in the event of gross negligence or willful misconduct by Promoter (including but not limited to Promoter’s officers, directors, employees, representatives, sub-contractors, Fighters and agents). Promoter agrees and acknowledges that this indemnification contained herein shall survive the expiration or sooner termination of this Agreement.

p)	Compliance with Laws. The parties shall perform all of their respective obligations under this Agreement in compliance with all applicable federal, state and local laws, ordinances, rules, regulations, codes or orders including without limitation all environmental and labor laws. Without limiting the generality of the foregoing, Promoter shall comply with any and all applicable requirements of the Indiana Casino Control Act and the regulations promulgated there under, including but not limited to, any licensing requirements imposed thereby. In the event of the failure of Promoter to obtain and/or maintain any applicable licenses and/or in the event of disapproval by the Indiana Casino Control Commission or Indiana Division of Gaming Enforcement (the “Gaming Authorities”) of this Agreement, this Agreement is subject to termination without liability to Blue Chip and Blue Chip shall also have the right to pursue at law compensation for damages it incurs resulting from such failure by Promoter, including seeking reimbursement of any fines imposed by the Gaming Authorities upon Blue Chip resulting from Promoter’s failure to abide by the Gaming Authorities’ regulations in connection with this Agreement.

q)	Force Majeure. In the event: (a) a reputable physician licensed by the State of Indiana certifies that any one of the Fighters is mentally or physically disabled to such an extent that a Fighter cannot participate in the Event as scheduled; (b) the Event is delayed or prevented from occurring on the scheduled date by reason of an Act of God, fire, flood, storm, war, public disaster, or any governmental or regulatory enactment, determination or action, regulation or order (a “Force Majeure Event”); or (c) the Event room is materially damaged by a Force Majeure Event or any other cause beyond Promoter’s or Blue Chip’s reasonable control, then Promoter shall attempt to reschedule the Event to a date and time reasonably acceptable to Blue Chip, and Blue Chip may at its option elect to either (i) cancel this Agreement, in which case neither party shall have any obligation to the other (excepting for the indemnification obligations of Promoter that shall survive the termination of this Agreement), or (ii) accept the rescheduled date, in which case this Agreement shall apply to the rescheduled Event.

r)	The parties to the Agreement are acting as independent contractors and independent employers. Nothing contained in the Agreement shall create or be construed as creating a partnership, joint venture or agency relationship between the parties. Neither party shall have the authority to bind the other party in any respect.

s)	The Promoter shall not subcontract any portion of the work contemplated by the Agreement without the prior written consent of Blue Chip, which consent may be given or withheld in Blue Chip’s sole and absolute discretion. No approval of any subcontract shall relieve Promoter from any of its obligations under the Agreement and Promoter shall continue to be primarily responsible to Blue Chip for all obligations under the Agreement whether or not subcontracted to an approved subcontractor. The Promoter agrees to require its subcontractors or any other persons furnishing labor to Promoter or its subcontractors in connection with the Agreement to provide, maintain and pay for insurance of the type and (except as Blue Chip may otherwise approve) in the amounts specified above and furnish to Blue Chip with certificates thereof in the same manner as required of Promoter.

IN WITNESS WHEREOF, Blue Chip and HFC have hereunto set their hands under seal as of the day and year first above written.

BLUE CHIP CASINO, LLC, an Indiana limited liability company, dba Blue Chip Casino Hotel Spa

By:
Title:	VP-GM
Date:	1-12-16

HOOSIER FIGHT CLUB PROMOTIONS, LLC an Indiana limited liability company

By:
Title:	CEO
Date:	1-10-16